Ed Murray, WY Secretary of State
FILED: 06/29/2015 02:13 PM
ID: 2015-000689904

Articles of Incorporation
Wyoming Corporation

I

The name of the corporation: **RuRoo Games, Inc.**

II

The name and address of the registered agent is VISTA MANAGEMENT SERVICES, INC.
318 McMicken St.
Rawlins, WY 82301

III

The number and class of shares the company is authorized to issue are:

1,000,000 shares of common stock @ no par value

IV

The number and class of shares that are entitled to receive the net assets upon dissolution are:
1,000,000 shares of common stock.

V

The address for mailing the annual report form is: c/o VISTA MANAGEMENT SERVICES, INC., 31878 Del Obispo St. Ste 118-331, San Juan Capistrano, CA 92675.

VI

The name and address of the incorporator is: David DeLoach
32565B Golden Lantern #140
Dana Point, CA 92629

Received
JUN 25 2015
Secretary of State
Wyoming

VII

The liability of directors and officers of this corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law.

This corporation is authorized to provide indemnification of directors, officers and agents to the fullest extent permissible under Wyoming law.

Any amendment, repeal or modification of any provision of this Article shall not adversely affect any right or protection of a director, officer or agent of this corporation existing at the time of such amendment, repeal or modification.

VIII

The contact name and phone number are: David DeLoach (949) 487-2436

Dated: 06/22/2015

David DeLoach
Incorporator